Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2019, by and among Argo Group International Holdings, Ltd., a Bermuda exempted company limited by shares (the “Company”), on the one hand, and Voce Catalyst Partners LP, a Delaware limited partnership, Voce Capital Management LLC, a California limited liability company, Voce Capital LLC, a Delaware limited liability company, Voce Catalyst Partners New York LLC, a New York limited liability company (collectively, “Voce”), on the other hand. The Company and Voce are each herein referred to as a “Party” and collectively, the “Parties.”

WHEREAS, on December 6, 2019, Voce filed a definitive consent solicitation statement soliciting written consents from the shareholders of the Company (the “Consent Solicitation”) to requisition a special general meeting of the Company’s shareholders to vote on certain proposals, including the removal of five members of the Board of Directors of the Company (the “Board”) and the election of five new directors to fill the resulting vacancies;

WHEREAS, on December 20, 2019, Voce submitted to the Company a notice seeking to requisition a special general meeting of the Company’s shareholders (the “Requisition Notice”);

WHEREAS, on December 20, 2019, Voce also submitted to the Company a notice regarding Voce’s intent to present shareholder proposals at such requisitioned special general meeting of the Company’s shareholders (the “Notice of Proposals”);

WHEREAS, on December 26, 2019, Voce filed a preliminary proxy statement soliciting proxies from shareholders of the Company (the “Proxy Solicitation”) to remove five members of the Board and elect five new directors to fill the resulting vacancies such requisitioned special general meeting of the Company’s shareholders; and

WHEREAS, the Company and Voce have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1. Board Composition and Related Matters.

(a) Effective upon the execution and delivery of this Agreement, Voce has terminated the Consent Solicitation and Proxy Solicitation and withdrawn the Requisition Notice and Notice of Proposals and submitted to the Company an executed letter to that effect in the form attached hereto as Exhibit A.

(b) As soon as reasonably practicable after January 1, 2020, subject to the fulfillment of the conditions set forth in Section 1(f) of this Agreement, the Board shall appoint Carol A. McFate to the Board (the “First Independent Designee”) to fill the vacancy resulting from the upcoming retirement of Mark E. Watson from the Board.

(c) Between the execution and delivery of this Agreement and the earlier of (i) the filing with the SEC of the Company’s definitive proxy statement for the 2020 annual general meeting of shareholders of the Company (the “2020 Annual General Meeting”) and (ii) February 14, 2020, (A) the Board shall select an additional Independent Director from a list of three director candidates to be provided by Voce to the Company no later than February 4, 2020, such candidates to be director nominees included in the Notice of Proposals as director candidate (the “Second Independent Designee” and, together with the First Independent Designee, the “Independent Designees”) and (B) Voce shall select an additional Independent Director as director candidate from a list of three to five director candidates to be provided by the Company to Voce in good faith no later than February 4, 2020 (together with the Independent Designees, the “New Directors”). If for any reason the conditions set forth in Section 1(f) are not met with respect to any candidate then the process in this provision shall be repeated until such candidate is found who meets those conditions.

(d) Subject to the fulfillment of the conditions set forth in Section 1(f), the Company shall, with respect to the 2020 Annual General Meeting (i) include the New Directors as nominees for election to the Board in its proxy statement and proxy card, (ii) recommend to the shareholders of the Company the election of the New Directors to the Board, and (iii) solicit proxies in favor of the election of the New Directors to the Board in a manner no less rigorous and favorable than the manner in which the Company supports its other director nominees.

(e) At the first regular meeting of the Board following the appointment of all of the New Directors, the Board shall take the necessary steps to appoint (i) the First Independent Designee as a member of the Nominating and Corporate Governance Committee and at least one additional committee of the Board, as selected by the Board, and (ii) the Second Independent Designee as a member of at least one committee of the Board, as selected by the Board, subject to applicable rules of the SEC and of each stock exchange on which the Company is traded.

(f) As a condition to the appointment of the First Independent Designee to the Board and the inclusion of the Second Independent Designee in the Company’s proxy statement for the 2020 Annual General Meeting, each would be required to (i) obtain regulatory approval for their appointment and/or election to the Board; (ii) conduct one or more interviews with the Board and its Nominating and Corporate Governance Committee; (iii) deliver to the Company a completed director questionnaire in the form used by the Company’s non-executive directors; (iv) consent to be named as a nominee in the Company’s proxy statement for the 2020 Annual General Meeting; (v) agree to abide by the terms of the Company’s Amended and Restated Memorandum of Association, dated May 28, 1999 (as amended and as may be further amended from time to time, the “Memorandum of Association”), the Company’s Amended and Restated Bye-Laws, dated March 5, 2010 (as amended and as may be further amended from time to time, the “Bye-Laws”), committee charters, corporate governance guidelines or similar governance documents applicable to directors (collectively, the “Governance Documents”); (vi) deliver to the Company an executed letter in the form attached hereto as Exhibit B (“Director Letter”) and (vii) provide such other information as may be reasonably requested by the Company for all its directors.

(g) Voce and each of the Independent Designees agree that the Board or any committee thereof, in the exercise of its fiduciary duties, shall have the right to exclude the Independent Designees from any portion of a Board or committee meeting (including voting thereat), and to restrict the Independent Designees’ access to information of the Company, in the event the Board or such committee determines, in good faith, that there is an actual or potential conflict of interest of such Independent Designee.

(h) Voce represents and warrants that there are, and covenants that there shall be, no contracts, plans or arrangements, written or otherwise, in effect during the term of this Agreement between Voce and the Independent Designees providing for any compensation, reimbursement of expenses or indemnification of the Independent Designees in connection with or related to the Independent Designees’ service on the Board.

(i) As promptly as practicable, the Company shall file with the appropriate insurance regulators for approval of the appointment and/or election to the Board of the Independent Designees. The Company and Voce shall promptly prepare and file with the appropriate insurance regulators such additional requests, reports or notifications as may be required in connection with such approval, and shall cooperate fully with each other in connection with the foregoing. To the extent legally permitted, the Company and Voce shall use their respective reasonable best efforts to keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, any insurance regulators in connection with the foregoing.

(j) Simultaneous with the execution and delivery of this Agreement, the First Independent Designee has executed and delivered to the Company the Director Letter in the form attached hereto as Exhibit B.

2. Voting Commitment. Until the Termination Date, Voce shall, or shall cause its Representatives to, appear in person or by proxy at each Shareholder Meeting to vote all shares of Common Stock beneficially owned by it and over which it has voting power in accordance with the Board’s recommendations as such recommendations of the Board are set forth in the applicable definitive proxy statement filed in respect thereof with respect to (a) the election or removal of directors and any similar item and (b) any other proposal submitted to the shareholders at a Shareholder Meeting other than a proposal with respect to the approval of an Excluded Matter, in each case as such recommendation of the Board is set forth in the applicable definitive proxy statement filed in respect thereof. For the avoidance of doubt, to the extent Voce is not permitted to vote any shares of Common Stock beneficially owned by Voce (either because they are out on loan or otherwise), Voce shall, or shall cause its Representatives to, take any action required to ensure that Voce may vote all such shares as required by the foregoing sentence.

3. Standstill. Until the Termination Date, except as otherwise provided in this Agreement, without the prior written consent of the Board, Voce shall not, and shall instruct its Affiliates, not to, directly or indirectly (in each case, except as permitted by this Agreement):

(a) (i) acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company (other than through a broad-based market basket or index) or any voting rights decoupled from the underlying voting securities which would result in the ownership or control of, or other beneficial ownership interest in, 9.5% or more than of the then-outstanding shares of the Common Stock in the aggregate (the “Ownership Cap”); or (ii) sell its shares of Common Stock, other than in open market sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, to any Third Party that, to Voce’s knowledge, would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time or would increase the beneficial ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time;

(b) (i)nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Shareholder Meeting at which the Company’s directors are to be elected; (ii)submit, initiate, make or be a proponent of any shareholder proposal for consideration at, or bring any other business before, any Shareholder Meeting; (iii)knowingly initiate, encourage or participate in any solicitation of proxies in respect of any proposal for consideration at, or other business brought before, any Shareholder Meeting; or (iv)knowingly initiate, encourage or participate in any “withhold” or similar campaign with respect to any Shareholder Meeting;

(c) form, join or in any way participate in any group or agreement of any kind with respect to any voting securities of the Company, including in connection with any election or removal contest with respect to the Company’s directors or any other proposal or business brought before any Shareholder Meeting (other than with Voce or one or more of their Affiliates and Associates who are required to comply by the terms and conditions of this Agreement);

(d) deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof (other than any such voting trust, arrangement or agreement solely among members of Voce and otherwise in accordance with this Agreement);

(e) seek publicly, alone or in concert with others, to amend any provision of the Memorandum of Association or the Bye-Laws;

(f) demand an inspection of the Company’s books and records;

(g) (i) make any public proposal with respect to, (ii) make any public statement or otherwise seek to encourage, advise or assist any person in so encouraging or advising, or (iii) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way knowingly assist or facilitate any other person to effect or seek, offer or propose to effect or participate in with respect to: (A) any change in the identity, number or term or directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the management, business, strategy, governance, capitalization, dividend policy, corporate structure, affairs or other policies of the Company or (C) any Extraordinary Transaction; provided, however that the foregoing shall not be deemed to restrict Voce from having private discussions with management or the Board if such communications are not publicly disclosed and would not result in public disclosure by Voce, or its Affiliates or Associates, or reasonably be expected to require public disclosure by the Company;

(h) enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;

(i) publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(j) take any action challenging the validity or enforceability of this Section 3 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement;

provided, however, that (i) the restrictions in this Section 3 shall not prevent Voce from making (A) any factual statement as required by any Legal Requirement (so long as such Legal Requirement did not arise as a result of action by any of the members of Voce) or (B) any confidential communication to the Company that would not be reasonably expected to trigger public disclosure obligations for either Party; and (ii) the restrictions in this Section 3 shall not restrict Voce from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as the other shareholders of the Company or from participating in any such transaction that has been approved by the Board, subject to the other terms of this Agreement. For the avoidance of doubt, nothing in this Section 3 shall be deemed to limit the exercise in good faith by the Independent Designees of their fiduciary duties in their capacity as a director of the Company.

For the avoidance of doubt, nothing in this Agreement shall restrict or prohibit Voce from making public its views on any matter so long as such communications do not violate the restrictions set forth in this Section 3 above or Section 4 below.

4. Mutual Non-Disparagement. Each of the Parties covenants that, until the Termination Date, neither Party nor any of its Representatives shall in any way publicly or privately conduct an ad hominem attack on, or otherwise criticize, disparage, defame, slander or impugn the actions, character or reputation of the other Party or any of its Representatives. The foregoing shall not prohibit the making of any factual statement required by any Legal Requirement. For the avoidance of doubt, Voce may file with the SEC amendments to its Schedule 13D with respect to any Item other than Item 4 thereof without the prior written consent of the Company.

5. No Litigation. Prior to the Termination Date, each Party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue or assist any other person to threaten or initiate, any Legal Proceeding against the other Party or any of its Representatives, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (b) counterclaims with respect to any Legal Proceeding initiated by, or on behalf of one Party or its Affiliates against the other Party or its Affiliates; provided, however, that the foregoing shall not prevent any Party or any of its Representatives from responding to any Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such Party or any of its Representatives; provided, further, that in the event any Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable). Each Party represents and warrants that neither it nor any assignee has filed any lawsuit against the other Party.

6. Press Release; SEC Filings.

(a) No later than two Business Days following the date of this Agreement, the Company shall issue a press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit C. Prior to the issuance of the Press Release, neither the Company nor Voce shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party.

(b) No later than two Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement and the Press Release. The Company shall provide Voce and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of Voce and their Representatives.

(c) No later than two Business Days following the date of this Agreement, Voce shall file with the SEC an amendment to its Schedule 13D in compliance with Section 13 of the Exchange Act reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and including the terms of this Agreement and including this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement and the Press Release. Voce shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

7. Confidentiality. Voce and each of the Independent Designees agree that none of the Independent Designees may share any information with Voce in respect of the Company which they learn in their capacity as a director of the Company, including discussions or matters considered in meetings of the Board or Board committee, at any time, for any reason.

8. Compliance with Securities Laws. Voce acknowledges that it understands its obligations under the U.S. securities Laws. The Company acknowledges that none of the provisions herein shall in any way limit the activities of Voce or their Representatives in their respective ordinary course of businesses as long as such activities will not violate applicable securities Laws or the obligations specifically agreed to under this Agreement.

9. Affiliates and Associates. Each Party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a Party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.

10. Representations and Warranties.

(a) Each member of Voce represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms. Each member of Voce represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of it as currently in effect, the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (i) any Law applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a Party or by which it is bound. Voce represents and warrants that, as of the date of this Agreement, it beneficially owns 1,990,676 shares of Common Stock in the aggregate. Each member of Voce represents and warrants that it has voting authority over such shares and owns neither Synthetic Equity Interests or any Short Interests in the Company, nor any debt or other securities of the Company.

(b) The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any Law applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a Party or by which it is bound.

11. Termination.

(a) This Agreement shall automatically terminate on the date that is 30 days prior to the notice deadline for the submission of director nominations by shareholders for election to the Board at the 2021 Annual General Meeting of shareholders (such date, the “Termination Date”).

(b) The obligations of Voce pursuant to Sections 1, 2, 3, 4 and 5 of this Agreement shall terminate in the event that the Company materially breaches its obligations to Voce pursuant to Sections 1, 4 or 5, or the representations and warranties in Section 10(b) of this Agreement and such breach (if capable of being cured) has not been cured within ten calendar days following written notice of such breach from Voce, or, if impossible to cure within ten calendar days, the Company has not taken substantive action to correct within ten calendar days following written notice of such breach from Voce; provided, however, that the obligations of Voce pursuant to Section 5 shall terminate immediately in the event that the Company materially breaches its obligations to Voce under Section 5; and

(c) The obligations of the Company to Voce pursuant to Sections 1, 4 and 5 shall terminate in the event that Voce materially breaches its obligations in Sections 1, 2, 3, 4, 5, or 7 or the representations and warranties in Section 10(a), and such breach (if capable of being cured) has not been cured within ten calendar days following written notice of such breach, or, if impossible to cure within ten calendar days, has not taken substantive action to correct within ten calendar days following written notice of such breach from the Company; provided, however, that the obligations of the Company to Voce pursuant to Section 5 shall terminate immediately in the event that Voce materially breaches its obligations under Section 5.

(d) If this Agreement is terminated in accordance with this Section 11, this Agreement shall forthwith become null and void, but no termination shall relieve either Party from liability for any breach of this Agreement prior to such termination; provided, however, that Section 1(g) as well as Sections 7, 9, 14, 15, 16 and 17 of this Agreement shall remain in effect as long as any Independent Designees remain members of the Board.

12. Expenses. The Company shall reimburse Voce for its reasonable, documented out-of-pocket fees and expenses incurred in connection with its proxy contest at the Company’s 2019 annual general meeting of shareholders, the Consent Solicitation, the Proxy Solicitation in connection with a requisitioned special general meeting of shareholders and the negotiation and entry into this Agreement, provided that such reimbursement shall not exceed $1,750,000 in the aggregate.

13. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving Party by electronic mail; (c) one Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: Argo Group International Holdings, Ltd. 110 Pitts Bay Road Pembroke HM08, Bermuda Attn: Susan Comparato, SVP, U.S. General Counsel Email: susan.comparato@argogroupus.com with mandatory copies (which shall not constitute notice) to:

Sidley Austin LLP

1 S. Dearborn St.

Chicago, IL60603

Attn: Thomas D. Cunningham

Kai H. Liekefett

Derek Zaba

Email: tcunningham@sidley.com

kliekefett@sidley.com

dzaba@sidley.com

If to Voce: Voce Capital Management LLC 600 Montgomery Street, Suite 210 San Francisco, California 94111 Attn: J. Daniel Plants Email: jdplants@vocecapital.com	with mandatory copies (which shall not constitute notice) to: Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Attn: Aneliya Crawford, Esq. Email: aneliya.crawford@srz.com

14. Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to its conflict of laws principles. The Parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware, or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each Party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each Party consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 13. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

15. Specific Performance. Each Party to this Agreement acknowledge and agree that the other Party would be irreparably injured by an actual breach of this Agreement by the first-mentioned Party or its Representatives and that monetary remedies may be inadequate to protect either Party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the Parties under this Agreement, each Party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other Party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching Party. In the event any Party institutes any Legal Proceeding to enforce such Party’s rights, or recover damages for breach of this Agreement, the prevailing Party or Parties in such Legal Proceeding shall be entitled to recover from the other Party all out-of-pocket costs and expenses, including but not limited to reasonable attorney’s fees, court costs, witness fees, disbursements and any other expenses of litigation or negotiations incurred by such prevailing Party.

16. Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the members of Voce, as applicable; provided, further, that, for purposes of this Agreement, Voce shall not be Affiliates or Associates of the Company and the Company shall not be an Affiliate or Associate of the members of Voce; (b) the term “Annual General Meeting” means each annual general meeting of shareholders of the Company and any adjournment, postponement, rescheduling or continuation thereof; (c) the terms “beneficial ownership,” “group,” “participant,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, however, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act; (d) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or obligated to be closed by applicable Law; (e) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (f) the term “Excluded Matter” means (i) any shareholder rights plan, (ii) any amendment to the Memorandum of Association or Bye-laws that adversely impacts shareholders rights in any material respect; (iii) any Extraordinary Transaction, (iv) any equity issuance by the Company and (v) any proposal where either Institutional Shareholder Services or Glass Lewis have recommended against such proposal (other than any proposals relating to director elections, director removals and other similar proposals); (g) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other extraordinary transaction involving the Company or any of its subsidiaries; (h) the term “Independent Director” means an individual that (i) qualifies as an “independent director” under applicable rules of the SEC, the rules of each stock exchange on which the Company is traded and applicable governance policies of the Company and (ii) is not a director, officer, employee, principal, Affiliate or Associate of the Company, Voce or any of their Affiliates or Associates; (i) the term “Law” means all applicable laws (including common law), statutes, constitutions, rules, regulations, codes, judgments, rulings, orders, decrees or other legal requirements of any governmental authority; (j) the term “Legal Proceeding” means any lawsuit, claim or proceeding before any court; (k) the term “Legal Requirement” means oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes; (l) the term “Net Long Position” means such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis; provided, however, that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote other than as a result of being in a margin account, or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; and the terms “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, associate, organization or other entity of any kind or nature; (m) the term “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (n) the term “SEC” means the U.S. Securities and Exchange Commission; (o) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (p) the term “Shareholder Meeting” means each annual or special general meeting of shareholders of the Company, or any action by written consent of the Company’s shareholders, and any adjournment, postponement, rescheduling or continuation thereof; (q) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and (r) the term “Third Party” refers to any person that is not a Party, a member of the Board, a director or officer of the Company, or legal counsel to either Party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

17. Miscellaneous.

(a) This Agreement, including all exhibits hereto, contains the entire agreement between the Parties and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

(b) This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

(c) This Agreement shall not be assignable by operation of law or otherwise by a Party without the consent of the other Party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

(d) Neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f) Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each Party.

(g) This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h) Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of Law that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

(i) The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

By:	/s/ Mural R. Josephson
Name: Mural R. Josephson
Title: Director

VOCE:

VOCE CAPITAL MANAGEMENT LLC

By: Voce Capital LLC, its Managing Member

By:	/s/ J. Daniel Plants
Name: J. Daniel Plants
Title: Managing Member

VOCE CAPITAL LLC

By:	/s/ J. Daniel Plants
Name: J. Daniel Plants
Title: Managing Member

VOCE CATALYST PARTNERS LP
By: Voce Capital LLC, its General Partner

By:	/s/ J. Daniel Plants
Name: J. Daniel Plants
Title: Managing Member of the General Partner

VOCE CATALYST PARTNERS NEW YORK LLC
By: Voce Catalyst Partners, LP, its Managing Member
By: Voce Capital LLC, its General Partner

By:	/s/ J. Daniel Plants
Name: J. Daniel Plants
Title: Managing Member of the General Partner

Exhibit A

Form of Voce Withdrawal

Voce Catalyst Partners LP

c/o Voce Capital Management

600 Montgomery Street, Suite 4400

San Francisco, California 94111

December [•], 2019

Argo Group International Holdings, Ltd.

110 Pitts Bay Road

Pembroke HM08, Bermuda

Attn: Craig Comeaux, Corporate Counsel

Re: Withdrawal

Dear Mr. Comeaux:

Voce Catalyst Partners LP, Voce Capital LLC, Voce Capital Management LLC, Voce Catalyst Partners New York LLC and J. Daniel Plants (together, “Voce”) filed with the U.S. Securities and Exchange Commission on December 6, 2019, a definitive consent solicitation statement in connection with Voce’s solicitation of written consents (the “Consent Solicitation”) from shareholders of Argo Group International Holdings, Ltd. (the “Company”). Additionally, on December 20, 2019, Voce submitted to the Company a notice seeking to requisition a special general meeting of shareholders of the Company (the “Requisition Notice”) and a notice regarding Voce’s intent to present shareholder proposals at such requisitioned special general meeting of shareholders of the Company (the “Notice of Proposals”). Lastly, on December 26, 2019, Voce filed a preliminary proxy statement soliciting proxies from the shareholders of the Company (the “Proxy Solicitation”) to remove five members of the Board and to elect five new directors to fill the resulting vacancies.

The purpose of this letter is to provide the Company with notice that Voce hereby terminates the Consent Solicitation and Proxy Solicitation and withdraws the Requisition Notice and Notice of Proposals, in each case effective immediately upon the execution and delivery of that certain cooperation agreement between the Company and Voce dated December 31, 2019.

VOCE CAPITAL MANAGEMENT LLC

By: Voce Capital LLC, its Managing Member

By:
Name:	J. Daniel Plants
Title:	Managing Member

VOCE CAPITAL LLC

By:
Name:	J. Daniel Plants
Title:	Managing Member

VOCE CATALYST PARTNERS LP
By: Voce Capital LLC, its General Partner

By:
Name:	J. Daniel Plants
Title:	Managing Member of the General Partner

Exhibit B

Form of Director Letter

[●], 20[●]

Board of Directors

Argo Group International Holdings, Ltd.

110 Pitts Bay Road

Pembroke HM08, Bermuda

Re:

Ladies and Gentlemen:

This letter is delivered pursuant to Section 1(f)(vi) of the Cooperation Agreement (the “Agreement”) dated as of December 31, 2019, by and among Argo Group International Holdings, Ltd., a Bermuda exempted company limited by shares (the “Company”), on the one hand, and Voce Catalyst Partners LP, a Delaware limited partnership, Voce Capital Management LLC, a California limited liability company, Voce Capital LLC, a Delaware limited liability company, and Voce Catalyst Partners New York LLC, a New York limited liability company (collectively, “Voce”), on the other hand. In accordance with the Agreement, I hereby agree to abide by the terms of Sections 1(f), 1(g), 7, and 11(d) of the Agreement and agree that Section 14, 15, 16 and 17 shall apply to me mutatis mutandis as if I were a party to the Agreement.

Sincerely,

Name:

Accepted and agreed by:

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

By:
Name:
Title:

Exhibit C

Form of Press Release

Argo Enters into Cooperation Agreement with Voce Capital

Carol A. McFate to Join Board of Directors

Board and Voce to Identify Two Additional Director Candidates

Voce to Withdraw Call for Special Meeting

HAMILTON, Bermuda – January 2, 2020 – Argo Group International Holdings, Ltd. (NYSE: ARGO) (“Argo” or the “Company”), an international underwriter of specialty insurance and reinsurance products in the property and casualty market, today announced that it has entered into a cooperation agreement with Voce Capital Management LLC (“Voce”) to effect changes to the composition of Argo’s Board of Directors (“the Board”).

Pursuant to the agreement and the Company’s ongoing process of Board refreshment, Carol A. McFate will join the Company’s Board of Directors, subject to regulatory approval and completion of customary, confirmatory due diligence. McFate will fill the seat of former CEO and director Mark Watson. She will join the Board’s Nominating and Corporate Governance Committee and an additional committee as selected by the Board.

McFate brings extensive global insurance and financial expertise. As Chief Investment Officer of Xerox Corporation from November 2006 to October 2017, she oversaw over $12 billion in retirement investment assets for North American and U.K. plans. Prior to Xerox, McFate served as Executive Vice President & Global Treasurer for XL Global Services, Inc., a subsidiary of XL Capital, Ltd., a leading Bermuda-based global insurance and reinsurance company. She has also held various senior executive positions with AIG and The Prudential Insurance Company of America.

Additionally, Voce will work with Argo’s Nominating and Corporate Governance Committee to identify and evaluate two new independent director candidates to stand for election at the Company’s 2020 Annual General Meeting of Shareholders. One of those two new director candidates will be selected from the slate of individuals nominated by Voce for election at the requisitioned special general meeting of Argo’s shareholders.

“We are pleased to have reached a constructive agreement with Voce and value their input as we continue to enhance our Board composition and governance practices,” said Thomas A. Bradley, Chair of the Nominating and Corporate Governance Committee. “We are pleased to welcome Carol to the Board. Her strong leadership and executive experience in the insurance and investment management industries will help drive continued value creation for our shareholders.”

J. Daniel Plants, Founder and Chief Investment Officer of Voce, said, “We made a substantial investment in Argo because we believe it has significant untapped value that can be realized. The appointment of Carol McFate to the Board, the addition of two other independent directors selected with Voce’s input, and the Company’s ongoing governance improvements, are substantive and positive developments that give us confidence in the new course that Argo has charted. We look forward to working with Argo’s Board and management in the shared pursuit of creating value for all shareholders.”

Voce has also agreed to certain customary standstill provisions and to withdraw its proxy solicitation to seek board changes at a requisitioned special general meeting of shareholders. The agreement between the Company and Voce will be filed on Form 8-K with the U.S. Securities and Exchange Commission.

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings, Ltd. (NYSE: ARGO) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of products and services designed to meet the unique coverage and claims handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo Group’s insurance subsidiaries are A.M. Best-rated ‘A’ (Excellent), and Argo Group’s U.S. insurance subsidiaries are Standard and Poor’s-rated ‘A-’ (Strong). More information on Argo Group and its subsidiaries is available at www.argolimited.com.

FORWARD-LOOKING STATEMENTS

This press release may include forward-looking statements that reflect our current views with respect to future events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “does not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Argo Group’s control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, voting results from and other matters related to the Annual General Meeting, including compensation matters. The foregoing factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in our most recent reports on Form 10-K and Form 10-Q and other documents of Argo Group on file with or furnished to the U.S. Securities and Exchange Commission. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Argo Group will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Argo Group or its business or operations. Except as required by law, Argo Group undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contacts

Investors:

Brett Shirreffs

Investor Relations

212.607.8830

brett.shirreffs@argogroupus.com

Media:

David Snowden

Senior Vice President, Group Communications

210.321.2104

david.snowden@argogroupus.com